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                                                                    EXHIBIT 99.1


Dailey J. Berard                                       Pete Roman
Chief Executive Officer                                Chief Financial Officer
(337) 367-8291                                         (337) 373-5506

FOR IMMEDIATE RELEASE
THURSDAY JUNE 29, 2000


New Iberia, La. -- (Business Wire) -- June 29, 2000 -- UNIFAB International, Inc. (NASDAQ:UFAB) today announced that its Board of Directors elected to change the Company's fiscal year end from March 31 to December 31. The Company will report the nine-month period beginning April 1, 2000 and ending December 31, 2000 as a transition period. The first new twelve-month fiscal year will begin January 1, 2001.

"By changing UNIFAB's year end to December 31, the Company will report quarterly and annual results on a comparable basis with other public companies in the oil and gas industry," said Dailey Berard, UNIFAB International, Inc. President, CEO and Chairman of the Board.

UNIFAB International, Inc. is an industry leader in the custom fabrication of topsides facilities, equipment modules and other structures used in the development and production of oil and gas reserves. In addition, the Company designs and manufactures specialized process systems, refurbishes and retrofits existing jackets and decks, provides design, repair, refurbishment and conversion services for oil and gas drilling rigs and performs offshore piping hook-up and platform maintenance services. Dailey Berard serves as a commissioner on a number of committees and task forces that are working to improve training and education of the workforce in Louisiana.